Exhibit 10.2

I N T E R E S T    R A T E

S W A P    A G R E E M E N T

Dated as of February 26, 2008

CoBank, ACB (“CoBank”) and Hutchinson Telephone Company (“Company”) have entered and/or anticipate entering into one or more transactions (each a “Swap Transaction”). The parties agree that each Swap Transaction will be governed by the terms and conditions set forth in this document (which includes the schedule attached hereto (the “Schedule”)) and in the documents (each a “Confirmation”) exchanged between the parties confirming such Swap Transactions. Each Confirmation constitutes a supplement to and forms part of this document and will be read and construed as one with this document, so that this document and all the Confirmations constitute a single agreement between the parties (collectively referred to as this “Agreement”). The parties acknowledge that all Swap Transactions are entered into in reliance on the fact that this document and all Confirmations will form a single agreement between the parties, it being understood that the parties would not otherwise enter into any Swap Transactions. Accordingly, the parties agree as follows:

1.	Interpretation

(a)	Definitions. The terms defined in Section 12 hereof, in the Schedule and in each Confirmation will have the meanings therein specified for the purpose of this Agreement.

(b)	Inconsistency. In the event of any inconsistency between the provisions of any Confirmation and this document, such Confirmation will prevail for the purpose of the relevant Swap Transaction.

2.	Payments

(a)	Obligations and Conditions.
(i)	Each party will make each payment specified in each Confirmation as being payable by it.
(ii)

Payments under this Agreement will be made not later than the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement. All payments will be made in U.S. dollars and in freely transferable funds.

(iii)

Each obligation of each party to pay any amount due under Section 2(a)(i) is subject to the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing.

(b)	Change of Account. Either party may change its account by giving notice to the other party at least five days prior to the due date for payment for which such change applies.

(c)

Netting. If on any date amounts would otherwise be payable in respect of the same Swap Transaction by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(d)

Default Interest. A party that defaults in the payment of any amount due under this Agreement will be required to pay interest (before as well as after judgment) on such amount to the other party on demand for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and on the actual number of days elapsed in a year consisting of 360 days.

3.	Representations

Each party represents to the other party (which representations and warranties will be deemed to be repeated on each date on which a Swap Transaction is entered into) that:

(a)	Basic Representations.
(i)	Powers. It has the power to execute and deliver this Agreement and to perform its obligations hereunder, and has taken all necessary action to authorize such execution, delivery, and performance;
(ii)

No Violation or Conflict. Such execution, delivery, and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets;

(iii)

Consents. All consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(iv)

Obligations Binding. Its obligations under this Agreement constitute its legal, valid, and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally).

(b)

Absence of Certain Events. No Event of Default or Potential Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

4.	Agreements

(a)

Documents. Each party agrees to deliver to the other party any document specified in Part 1 of the Schedule or in any Confirmation by the date specified therein (or if no date is specified, as soon as practicable).

(b)

Covenants. So long as it has any obligations under Section 2 hereof, the Company shall continue to observe and perform the covenants contained in any loan agreements between CoBank and the Company which are in force at the time this Agreement is executed, or which may be entered into at any time while any Swap Transactions under this Agreement are outstanding (as such agreements have been or may hereafter be amended or restated in whole or part), regardless of whether any indebtedness is outstanding thereunder or such agreements are otherwise terminated.

(c)

Payment of Tax. The Company will pay any stamp, registration, documentation, or similar tax levied or imposed upon it or in respect of its execution or performance of this Agreement by any taxing authority body having jurisdiction over it.

(d)

Confirmation Acknowledgment. Company will promptly respond in writing to any Confirmation addressed to it by CoBank. In the event such response is not received by CoBank within three days after the date of the Confirmation, Company will be deemed to have acknowledged that the Confirmation accurately reflects the agreement of the parties.

5.	Events of Default

(a)	Events of Default. The occurrence at any time with respect to a party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:
(i)

Failure to Pay. Failure by the party to pay, when due, any amount required to be paid by it under this Agreement if such failure is not remedied on or before the third Business Day after notice of such failure to pay is given to the party;

(ii)

Breach of Agreement. Failure by the party to comply with or perform any other agreement or obligation hereunder if (A) such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party or (B) remedy is not effected within grace period, if any, allowed by such other agreement.

(iii)

Misrepresentation. A representation made or repeated or deemed to have been made or repeated by the party in this Agreement proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated.

(iv)	Default under Other Agreements. Either party should be declared to be in default under the terms of any other agreement between the parties.

(v)

Bankruptcy. The party: (1) is dissolved; (2) becomes insolvent or fails or is unable or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement, or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for the winding-up or liquidation of the party; (5) has a resolution passed for its winding-up or liquidation; (6) seeks or becomes subject to the appointment of an administrator, receiver, trustee, custodian, or other similar official for it or for all or substantially all its assets or (7) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

6.	Early Termination

(a)

Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party may, by not more than 20 days’ notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Swap Transactions.

(b)	Effect of Designation.
(i)

If notice designating an Early Termination Date is given under Section 6(a), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default is continuing on the relevant Early Termination Date.

(ii)

Upon the effectiveness of notice designating an Early Termination Date the obligations of the parties to make any further payments under Section 2(a)(i) in respect of the Terminated Transactions will terminate, but without prejudice to the other provisions of this Agreement.

(c)	Calculations.
(i)

Statement. Following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(d) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations) and specifying any amount payable under Section 6(d) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party that obtained such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii)

Due Date. The amount calculated as being payable under Section 6(d) will be due on the Early Termination Date designated as a result of an Event of Default. Such amount will be paid together with interest thereon from (and including) the relevant Early Termination Date to (but excluding) the relevant due date, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed in a year consisting of 360 days.

(d)	Payments on Early Termination.
(i)

Amount Payable. If notice is given designating an Early Termination Date an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Unpaid Amounts owing to the Non-defaulting Party less (B) the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party, subject to set-off as contemplated in the Schedule to this agreement.

(ii)

Pre-Estimate of Loss. The parties agree that the amounts recoverable under this Section 6(d) are a reasonable pre-estimate of loss and not a penalty. Such amounts are payable for the loss of bargain and the loss of protection against future risks and, except as otherwise provided in this Agreement, neither party will be entitled to recover any additional damages as a consequence of such losses.

7.	Transfer

Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred by either party without the prior written consent of the other and any purported transfer without such consent will be void. In the event any such transfer results in tax liability to the consenting party, the party that transferred such interests or obligations will indemnify the consenting party in the amount of the said tax liability.

8.	Miscellaneous

(a)

Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)	Amendments. No amendment, modification, or waiver in respect of this Agreement will be effective unless in writing and executed by each of the parties or confirmed by an exchange of facsimiles.

(c)	Survival of Obligations. Except as otherwise provided in Section 6(b)(i), the obligations of the parties under this Agreement will survive the termination of any Swap Transaction.

(d)

Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies, and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies, and privileges provided by law.

(e)

Counterparts and Confirmations. A Confirmation may be executed in counterparts or be created by an exchange of facsimiles, which in either case will be sufficient for all purposes to evidence a binding supplement to this Agreement. Any such counterpart or facsimile will specify that it constitutes a Confirmation.

(f)

No Waiver of Rights. A failure or delay in exercising any right, power, or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power, or privilege will not be presumed to preclude any subsequent or further exercise of that right, power, or privilege or the exercise of any other right, power, or privilege.

(g)	Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

9.	Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or by reason of the early termination of any Swap Transaction, including, but not limited to, costs of collection.

10.	Notices

(a)

Effectiveness. Any notice or communication in respect of this Agreement will be sufficiently given to a party if in writing and delivered in person, sent by certified or registered mail or the equivalent (with return receipt requested) or by overnight courier or given by facsimile at the address or facsimile number specified in Part 2 of the Schedule. A notice or communication will be effective:

(i)

if delivered by hand or sent by overnight courier, on the day it is delivered (or if that day is not a day on which the party is open for business, or if delivered after the close of business, on the first following day that the party is open for business); or

(ii)

if sent by facsimile, on the day sent (or if that day is not a day on which the party is open for business, or if sent after the close of business, or on the first following day that the party is open for business); or

(iii)	if sent by certified or registered mail (return receipt requested), three local business days after dispatch.

(b)	Change of Addresses. Either party may by notice to the other change the address or telex number at which notices or communications are to be given to it.

11.	Governing Law and Jurisdiction.

This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

12.	Definitions

As used in this Agreement:

“Default Rate” means the National Variable Rate established by CoBank from time to time plus 2 percent per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date specified as such in a notice given under Section 6(a).

“Event of Default” has the meaning specified in Section 5(a).

“Loss” means, with respect to a Terminated Transaction and a party, an amount equal to the total amount (expressed as a positive amount) required, as determined as of the relevant Early Termination Date by the party in good faith, to compensate it for any losses and costs (including loss of bargain and costs of funding but excluding legal fees and other out-of-pocket expenses) that it may incur as a result of the early termination of the obligations of the parties in respect of such Terminated Transaction. If a party determines that it would gain or benefit from such early termination, such party’s Loss will be an amount (expressed as a negative amount) equal to the amount of the gain or benefit as determined by such party.

“Market Quotation” means, with respect to a Terminated Transaction and a party to such Terminated Transaction making the determination, an amount (which may be negative) determined on the basis of quotations from Reference Market-makers for the amount that would be or would have been payable on the relevant Early Termination Date, either by the party to the Terminated Transaction making the determination (to be expressed as a positive amount) or to such party (to be expressed as a negative amount), in consideration of an agreement between such party and the quoting Reference Market-maker and subject to such documentation as they may in good faith agree, with the relevant Early Termination Date as the date of commencement of such agreement (or, if later, the date specified as the effective date of such Terminated Transaction in the relevant Confirmation), that would have the effect of preserving for such party the economic equivalent of the payment obligations of the parties under Section 2(a)(i) in respect of such Terminated Transaction that would, but for the occurrence of the relevant Early Termination Date, fall due after such Early Termination Date (excluding any Unpaid Amounts in respect of such Terminated Transaction but including, without limitation, any amounts that would, but for the occurrence of the relevant Early Termination Date, have been payable (assuming each applicable condition precedent had been satisfied) after such Early Termination Date by reference to any period in which such Early Termination Date occurs). The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent practicable as of the same time (without regard to different time zones) on the relevant Early Termination Date. The time as of which such quotations are to be obtained will be selected in good faith by that party. If more than three such quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the quotations having the highest and lowest values. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction cannot be determined.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant swap market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Scheduled Payment Date” means a date on which a payment is due under Section 2(a)(i) with respect to a Swap Transaction.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of:-

(a)  the Market Quotations (whether positive or negative) for each Terminated Transaction for which a Market Quotation is determined; and

(b)  for each Terminated Transaction for which a Market Quotation is not, or cannot be, determined, such party’s Loss (whether positive or negative);

“Terminated Transactions” means with respect to any Early Termination Date occurring as a result of an Event of Default, all Swap Transactions which are in effect as of the time immediately preceding the effectiveness of the notice designating such Early Termination Date.

“Unpaid Amounts” owing to any party means, with respect to any Early Termination Date, the aggregate of the amounts that became due and payable (or that would have become due and payable but for Section 2(a)(iii) or the designation or occurrence of such Early Termination Date) to such party under Section 2(a)(i) in respect of all Terminated Transactions by reference to all periods ended on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date, together with interest thereon from (and including) the date such amounts became due and payable or would have become due and payable to (but excluding) such Early Termination Date, calculated as follows:-

(i)	interest on such amounts due and payable by a Defaulting Party will be calculated at the Default Rate; and
(ii)	interest on such amounts due and payable by the other party will be calculated at the National Variable Rate.

Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

IN WITNESS WHEREOF the parties have executed this agreement as of the date specified on the first page hereof.

CoBank, ACB

By:

Name:
Title:

New Ulm Telecom, Inc.

By:	/s/ Nancy Blankenhagen

Name:	Nancy Blankenhagen
Title:	CFO